EXHIBIT 10.12



March 14, 2002


Mr. Phillip E. Guldeman, CPA
2890 Mesa Alta Lane
Arroyo Grande, CA 93420

Re:   Offer of Employment

Dear Mr. Guldeman:

Community West Bancshares and Goleta National Bank are pleased to offer you the following employment opportunity, subject to approval by the Office of the Comptroller of the Currency and the Federal Reserve Board:


Position Title:   Executive Vice President/Chief Financial Officer
Department:       Corporate Administration
Direct Report:    Steve Haley, President
Compensation:     $11,458.33 per month
Signing Bonus:    12,500 payable over a six month employment period beginning with date of hire
Stock Options:    25,000 shares of stock options, subject to Board of Director approval
Special Note:     The Board of Directors will issue an Indemnification Agreement to  Executive  comparable to those issued to other Executive
                  Officers.
Health Benefits:  Executive shall be eligible for all benefits accorded executive  officers,  including  medical,  dental,  vision, prescription  drug  program,  life  insurance and short term disability  for  himself  and  family,  upon  hire  date.
401K Plan:        Eligibility requirement of 90 days and Open Enrollment
                  (Quarterly)
Start Date:       April 1, 2002

Please be advised that this is not a contract of employment. All employment relationships with Community West Bancshares and Goleta National Bank are "at-will."

Please sign below as an acknowledgement of this offer and your status of an at-will employee of the Company.


Accepted and Agreed:                                Community West Bancshares


-----------------------------                       -------------------------
Phillip E. Guldeman,                                Steve Haley, President
Date:  3/14/02                                      Date:  3/14/02


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